UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 19, 2005

CSK Auto Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13927	86-0765798
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

645 E. Missouri Ave., Suite 400, Phoenix, Arizona		85012
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	602-265-9200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective December 19, 2005 (the "Effective Date"), in connection with the acquisition by CSK Auto Corporation (the "Company") of Murray’s Inc. and its subsidiaries, the Board of Directors of the Company and CSK Auto, Inc. ("Auto"), wholly-owned subsidiary of the Company, approved the entry into certain employment arrangements with Louis Mancini relative to his appointment to the position of Executive Vice President – Mid-West Operations of the Company and Auto. Mr. Mancini formerly served as Chief Executive Officer and Chief Operating Officer of Murray’s Inc. and President and Chief Executive Officer of Murray’s Discount Auto Stores, Inc. (collectively, "Murray’s").

The material terms of Mr. Mancini’s employment arrangements consist of the following:

• Base salary of $400,000 per year, subject to adjustment from time-to-time as determined by the non-management members of the Board of Directors;

• Car allowance for 2006 in the amount of $15,000;

• Eligibility to receive an annual performance bonus for fiscal year 2005 (base bonus amount of $350,000 pro-rated for the period of his employment with Murray’s during such fiscal year), subject to adjustment (increase or decrease, as the case may be) based on Murray’s fiscal 2005 performance relative to specific, pre-established performance goals and targets and otherwise pursuant to the terms and conditions of Mr. Mancini’s former employment agreement with Murray’s;

• 100,000 Incentive Bonus Units pursuant to Auto’s Long-Term Incentive Plan and the form of Award Agreement approved by the Compensation Committee of the Board of Directors on June 28, 2005, and previously filed with the Securities and Exchange Commission;

• An award, as of the Effective Date, of options to purchase shares and restricted shares of the Company’s common stock approximately equivalent in estimated value to $340,000, or 85% or Mr. Mancini’s current base salary, allocated 70% in the form of stock options (based on the then estimated Black-Scholes valuation) and 30% in the form of restricted shares, to be granted pursuant to Auto’s 2004 Stock and Incentive Plan ("2004 Plan") approved by the Company’s shareholders in June 2004. The option price per share with respect to each stock option shall be 100% of the market value of the Company’s common stock on the grant date. Stock options and restricted shares will vest as to 1/3 of such options or shares (as the case may be) on each of the first, second and third year anniversaries of the grant date, and will be subject to the terms and conditions of the 2004 Plan and the governing stock option contract and restricted stock agreement, the forms of which were previously filed with the Securities and Exchange Commission; and

• Entry into a severance and retention agreement with Auto, as of the Effective Date, pursuant to which Mr. Mancini will be entitled to receive, subject to the specific terms and provisions of such agreement, certain severance benefits if the Company terminates Mr. Mancini’s employment without Cause (to be defined in the agreement) or if Mr. Mancini terminates his employment for Good Reason (to be defined in the agreement), consisting of, for the one year period after the closing of the acquisition, the continued payment of 100% of his annual base salary and target bonus and continuation of medical and life insurance benefits provided by Auto over a twelve-month period, and, thereafter, 50% of his annual base salary and target bonus and continuation of medical and life insurance benefits provided by Auto over a six-month period, plus accrued and unused vacation, and outplacement services. Mr. Mancini will also be entitled to receive, in the event of a Change of Control (to be defined in the agreement), a gross lump sum cash payment equal to three months of his then annual base salary if (i) he remains employed with Auto or its Affiliates (to be defined in the agreement) or the continuing or surviving corporation for six months after a Change of Control, or (ii) if his employment with Auto is terminated (a) by Auto without Cause or (b) by Mr. Mancini for Good Reason, in each case within six months after the Change of Control. The agreement will also provide for certain severance benefits consisting generally of continued payment of 100% of his base salary and target bonus and continuation of medical and life insurance benefits provided by Auto over a twelve-month period, accrued and unused vacation and outplacement services if, within twelve months following a Change of Control, Mr. Mancini terminates his employment for Good Reason or Auto terminates his employment without Cause. Subject to variations among executives as to amounts to be paid and duration of payment by Auto of compensation and other benefits, Auto has similar severance and retention agreements with its other senior executive officers (the forms of which have been previously filed with the Securities and Exchange Commission).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSK Auto Corporation

December 19, 2005	By:	/s/ Randi V. Morrison

Name: Randi V. Morrison
Title: Vice President, General Counsel & Secretary